Exhibit 5.1

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
202.857.6000 main
202.857.6395 fax
afslaw.com

May 8, 2025

NorthView Acquisition Corp.	Ralph De Martino
207 West 25th St., 9th Floor	Partner
New York, Ny 10001	202.724.6848 direct
ralph.demartino@afslaw.com

Re: NorthView Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to NorthView Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 25, 2023, as amended and supplemented through the date hereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Merger Agreement and Plan of Reorganization, dated as of November 7, 2022 filed as Annex A and Exhibit 2.1 to the Registration Statement (as amended, and as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, NV Profusa Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Profusa, pursuant to which Merger Sub would merge with and into Profusa with Profusa surviving the merger as a wholly owned subsidiary of the Company (the “Merger” with the time that the Merger becomes effective being referred to as the “Effective Time”). “New Profusa” refers to the Company after giving effect to the Business Combination.

The Registration Statement relates to the registration of the offer and sale of up to 23,763,623 shares of the Company’s common stock, par value $0.0001 (the “Consideration Shares”) to the security holders of Profusa pursuant to the Merger Agreement.

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May 8, 2025 Page 2

In rendering the opinion(s) set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion(s). In rendering the opinion(s) set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement (iii) the form of proposed amended and restated certificate of incorporation of New Profusa, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed set forth in Annex B to the proxy statement/prospectus included in the Registration Statement (iv) the form of proposed Bylaws of New Profusa, to be adopted by New Profusa (the “Bylaws”), in the form set forth in Annex E to the proxy statement/prospectus included in the Registration Statement, (v) resolutions of the Board of Directors of the Company relating to, among other matters, approval of the Merger Agreement, the issuance of the Consideration Shares, and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinion(s) set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company). As to any facts material to the opinion(s) expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinion(s) set forth below, we have further assumed that (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that upon issuance in the Business Combination pursuant to the terms of the Merger Agreement, the Consideration Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion(s) are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinion(s) expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion(s) herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion(s) expressly set forth in this opinion letter.

May 8, 2025 Page 3

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus contained in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus to be disseminated pursuant to the Registration Statement following the effective date of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Ralph V. De Martino

Ralph V. De Martino

RVD